Exhibit 99.1

FOR IMMEDIATE RELEASE

August 24, 2012

Chairman’s Letter to Stockholders, Customers, Employees and Friends:

Michael J. Birck to retire after 2013 Annual Stockholders Meeting

Dear Stockholders, Customers, Employees and Friends,

For over 35 years, Tellabs has been a very major part of my life. We have experienced many joys and a few difficult times, and we worked together to respond to a fair number of challenges. This year has been particularly difficult. Cancer took Rob Pullen from us much too soon. We lost a dear friend and colleague, something that makes one stop and think about the big issues.

I am not getting any younger, and with advancing years often come health issues. I have had a few of those, but I recently learned that I have chronic myelomonocytic leukemia. CMML, as it is called, is a relatively uncommon form of bone marrow cancer that is most often diagnosed in folks over 60. It is treatable, but it is not curable. I have started treatment, which includes a series of chemotherapy sessions and frequent blood tests. I feel good, but I understand that this is something I must expect to live with from now on.

I have occasionally thought of the day when I would step down as Chairman and fully retire from Tellabs. I had not reached that decision until now. Today I advised our Board that I will not seek re-election to the Board of Directors at our Annual Meeting next spring, and that I will retire at that time. Until then, however, I will be actively engaged with our Board and our talented management team in leading Tellabs forward in this challenging industry. Dealing with CMML will be just one more challenge in the process.

Leading Tellabs has been an incredibly rewarding experience for me, and I thank each and every one of you for being a part of that experience.

Sincerely,

Michael J. Birck, Chairman

[Editor’s Note: A biography of Michael J. Birck is at:

http://www.tellabs.com/about/bios/mjbirck.pdf]